EXHIBIT 99.1

Kohlberg Capital Has an Active Quarter in New Deal Originations

NEW YORK, July 7, 2011 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) ("Kohlberg Capital") announced today it purchased $11.3 million of senior subordinated notes with the proceeds used by DC Capital Partners, LLC ("DC Capital") to finance in part the acquisition of Sallyport Global Holdings, Inc. ("Sallyport"). DC Capital consummated its investment in Sallyport through one of its portfolio companies, Kaseman, LLC ("Kaseman"), with the intent of strategically merging the two entities in the future.

Kaseman and Sallyport each provide civilian contractors to various U.S. governmental agencies including, but not limited to, the Department of Defense and the Department of State. Together, Kaseman and Sallyport will have over 2,000 employees operating on five continents. Kaseman, which operates in three primary areas: (i) engineering and professional services, (ii) specialized construction, and (iii) training, will combine its capabilities with Sallyport. Sallyport provides engineering and professional services, which include fire protection, environmental remediation, power generation, and other support services such as base construction, base operations, and logistics. The combination of the two companies will significantly expand their market position internationally.

In addition to the Sallyport transaction, during the second fiscal quarter Kohlberg Capital closed several other middle market lending transactions totaling approximately $18 million of additional invested capital. Kohlberg Capital continues to develop its pipeline of new deals heading into the third quarter including a recently committed unitranche loan to finance in part the potential acquisition of a media entertainment company backed by a financial sponsor.

About Kohlberg Capital Corporation (KCAP):

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the Company's website at www.kohlbergcapital.com.

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CONTACT: Kohlberg Capital Corporation
         Denise Rodriguez, Investor Relations
         (212) 455-8300
         info@kohlbergcapital.com